                                                                     Exhibit 8.1

                                January 17, 1997



Board of Directors
Home Savings Bank, SSB
1311 Carolina Avenue
Washington, North Carolina  27889

Re: Certain Federal Income Tax Consequences Relating to Proposed Holding Company Conversion and Subsequent Conversion to Commercial Bank
      --------------------------------------------------------------------

Ladies and Gentlemen:

      In accordance with your request, set forth hereinbelow is the opinion of this firm relating to certain federal income tax consequences of (i) the proposed conversion of Home Savings Bank, SSB (the "Bank") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Converted Bank") and the concurrent acquisition of 100% of the outstanding capital stock of the Converted Bank by NewSouth Bancorp, Inc. (the "Company"), a Delaware corporation formed at the direction of the Board of Directors of the Bank to become the parent holding company of the Converted Bank and, thereafter, the Commercial Bank (as hereinafter defined) (the "Stock Conversion"); and, then immediately thereafter, (ii) the conversion of the Converted Bank to a North Carolina-chartered commercial bank (the "Bank Conversion") to be known as "NewSouth Bank" (the "Commercial Bank"). The Stock Conversion and the Bank Conversion are referred to herein collectively as the "Conversion."

      For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Board of Directors of the Bank on September 19, 1996 and amended on October 23, 1996 and January 16, 1997 (the "Plan"); the North Carolina mutual certificate of incorporation and bylaws of the Bank; the Amended and Restated Articles of Incorporation and Bylaws of the Converted Bank; the Amended and Restated Articles of Incorporation and Bylaws of the Commercial Bank; the Certificate of Incorporation and Bylaws of the Company; the Affidavit of representations dated January 17, 1997, provided to us by the Bank (the "Affidavit"), and the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 2

with the Securities and Exchange Commission ("SEC") on November 18, 1996 (the "Registration Statement"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                   BACKGROUND
                                   ----------

      Based solely upon our review of such documents, and upon such information as the Bank has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we set forth hereinbelow a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

      The Bank is a North Carolina-chartered mutual savings bank which is in the process of converting to a North Carolina-chartered stock savings bank and thereafter to a North Carolina-chartered commercial bank. The Bank was chartered by the State of North Carolina in 1902 under the name The Home Building and Loan Association. The Bank received federal insurance of its deposit accounts in 1959. In 1992, the Bank converted to a North Carolina-chartered savings bank, at which time it adopted its present name of Home Savings Bank, SSB. The Bank is currently a member of the Federal Home Loan Bank ("FHLB") System and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits. The Bank is subject to comprehensive regulation and supervision by the FDIC and the Administrator, Savings Institutions Division, North Carolina Department of Commerce (the "Administrator"), and to examination by the Administrator. The Bank is headquartered in Washington, North Carolina, where its main office and operations center are located, and serves northeastern North Carolina through seven additional full-service branch offices and three loan production offices.

      The Bank's principal business consists of attracting deposits from the general public and investing these funds in loans secured by first mortgages on owner-occupied, single-family residences in the Bank's market area, commercial real estate loans, commercial business loans and consumer loans, and, to a lesser extent, multi-family residential real estate loans. At September 30, 1996, the Bank had total assets of $194.1 million, total deposits of $171.2 million and retained income, substantially restricted, of $18.3 million.

      As a North Carolina-chartered mutual savings bank, the Bank has no authorized capital stock. Instead, the Bank, in mutual form, has a unique equity structure. A savings depositor of the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank, but has no right to a distribution of any earnings of the Bank except for interest paid on his deposit. Rather, such earnings become retained income of the Bank.

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 3

      However, a savings depositor does have a right to share pro rata, with
                                                              --- ----
respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Bank is ever liquidated. Further, savings depositors and certain borrowers are members of the Bank and thereby have voting rights in the Bank. Under the Bank's North Carolina mutual charter and bylaws, savings depositors are entitled to cast one vote for each $100 or fraction thereof held in a withdrawable deposit account of the Bank and each borrower member (hereinafter "borrower") is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Bank. Also under such mutual charter, no member is entitled to cast more than 1,000 votes. All of the interests held by a savings depositor in the Bank cease when such depositor closes his accounts with the Bank.

      The Company was incorporated in November 1996 under the laws of the State of Delaware to act as the holding company of the Converted Bank upon consummation of the Stock Conversion, and then as the holding company of the Commercial Bank upon consummation of the Bank Conversion. Prior to consummation of the Stock Conversion, the Company has not engaged and is not expected to engage in any material operations. After the Conversion, the Company's principal business will be overseeing the business of the Commercial Bank and investing the portion of the net Stock Conversion proceeds retained by it, and, assuming the requisite federal regulatory approvals are obtained, the Company will register with the Board of Governors of the Federal Reserve Board (the "FRB") as a bank holding company. The Companyhas an authorized capital structure of 8,000,000 shares of common stock (the "Common Stock") and 1,000,000 shares of serial preferred stock.

                              PROPOSED TRANSACTION
                              --------------------

      The Board of Directors of the Bank has decided that in order to attract new capital to the Bank to increase its net worth, to support future savings growth, to increase the amount of funds available for lending and investment, to provide greater resources for the expansion of customer services, and to facilitate future expansion, and because applicable laws and regulations do not provide for the organization of mutual North Carolina commercial banks, it would be advantageous for the Bank to convert from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, and thereafter to convert to a North Carolina-chartered commercial bank. In addition, the Board of Directors intends to implement stock option plans and other stock benefit plans following the Stock Conversion in order to better attract and retain qualified directors and officers. The purpose of the Bank Conversion is to provide the Bank with additional operating flexibility and enhance its ability to provide a full range of banking products and services to its community. It is the further desire of the Board of Directors to reorganize the Converted Bank (and the Commercial Bank upon the Bank Conversion) as the wholly owned subsidiary of the Company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 4

purposes and to enable the Commercial Bank to compete more effectively with other financial service organizations.

      The Stock Conversion.  Accordingly, pursuant to the Plan, the Bank will
      ---------------------
undergo the Stock Conversion whereby it will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank. As part of the Stock Conversion, the Bank will amend and restate its existing North Carolina mutual Certificate of Incorporation and Bylaws to read in the form of a North Carolina stock savings bank Articles of Incorporation and Bylaws. The Converted Bank will then issue to the Company 100,000 shares of the Converted Bank's common stock, representing all of the shares of capital stock to be issued by the Converted Bank in the Stock Conversion, in exchange for payment by the Company to the Converted Bank of at least 50% of the aggregate net proceeds realized by the Company from the sale of the Common Stock under the Plan, after deducting the amount necessary to fund a loan to an Employee Stock Option Plan being established in connection with the Stock Conversion, or such other portion of the aggregate net proceeds as may be authorized or required by the FDIC or the Administrator.

      Also pursuant to the Plan, the Company will offer its shares of Common Stock for sale in a Subscription Offering. Shares of Common Stock remaining, if any, may then be offered to the general public in a Community Offering. Shares of the Common Stock not otherwise subscribed for in the Subscription Offering and Community Offering may be offered at the discretion of the Company to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers.

      The purchase price per share and total number of shares of Common Stock to be offered and sold pursuant to the Plan will be determined by the Boards of Directors of the Bank and the Company, or their respective designees, immediately prior to the simultaneous completion of all such sales of Common Stock contemplated by the Plan, on the basis of the estimated pro forma market
                                                              --- -----
value of the Converted Bank, as a subsidiary of the Company, which will in turn be determined by an independent appraiser. The aggregate purchase price for all shares of the Common Stock will be equal to an amount that is within a valuation range (the "Estimated Valuation Range") which will vary from 15% above to 15% below the estimated midpoint of the Estimated Valuation Range and which may also be in the range that is 15% above the high end of the Estimated Valuation Range. Pursuant to the Plan, all such shares of Common Stock will be issued and sold at a uniform price per share. The Stock Conversion, including the sale of newly issued shares of the stock of the Converted Bank to the Company, will be deemed effective concurrently with the closing of the sale of the Common Stock.

      Under the Plan and in accordance with regulations of the Administrator and the FDIC, the shares of Common Stock will first be offered through the Subscription Offering pursuant to

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 5

non-transferable subscription rights on the basis of preference categories in the following order of priority:

      (1)  Eligible Account Holders;

      (2)  Tax-Qualified Employee Stock Benefit Plans;

      (3)  Supplemental Eligible Account Holders; and

      (4)  Other Members.

However, any shares of Common Stock sold in excess of the maximum of the Estimated Valuation Range may be first sold to Tax-Qualified Employee Stock Benefit Plans set forth in category (2) above. In the event of an oversubscription within any of the remaining subscription priority categories, preference may be given within such category to natural persons and trusts of natural persons who are permanent Residents of the Local Community, if permitted by applicable law and approved by the Bank's Board of Directors in its sole discretion.

      Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering in the following order of priority:

      (a) Natural persons and trusts of natural persons who are permanent Residents of the Local Community; and

      (b)  The general public.

Shares not sold in the Subscription Offering and the Community Offering, if any, may thereafter be offered for sale to certain members of the general public as part of a community offering on a best efforts basis by a selling group of selected broker-dealers. The sale of shares in the Subscription Offering, Community Offering, and as sold through the selected broker-dealers would be consummated at the same time.

      The Plan also provides for the establishment of a Liquidation Account by the Converted Bank for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the date of the latest statement of financial condition contained in the final prospectus issued in connection with the Stock Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Converted Bank, except that the Converted Bank may not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. All such account

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 6

holders will have an inchoate interest in a proportionate amount of the Liquidation Account with respect to each savings account held and will be paid by the Converted Bank in event of liquidation prior to any liquidating distribution being made with respect to capital stock. Under the Plan, the Bank Conversion shall not be deemed to be a liquidation of the Converted Bank for purposes of distribution of the Liquidation Account. Instead, upon consummation of the Bank Conversion, the Liquidation Account, together with the related rights and obligations of the Converted Bank, shall be assumed by the Commercial Bank.

      The Stock Conversion will not interrupt the business of the Bank. The Converted Bank will, after the Stock Conversion, engage in the same business as that of the Bank immediately prior to the Stock Conversion, and will continue to be subject to regulation and supervision by the Administrator and the FDIC. Further, the deposits of the Converted Bank will continue to be insured by the FDIC. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of Stock Conversion except to the extent funds on deposit are used to pay for Common Stock purchased in connection with the Stock Conversion. All loans of the Bank will remain unchanged and retain their same characteristics in the Converted Bank immediately following the Stock Conversion.

      Following the Stock Conversion, voting rights in the Converted Bank will rest exclusively with the sole holder of stock in the Converted Bank, which will be the Company. Following the Bank Conversion, voting rights in the Commercial Bank will similarly be vested in the Company. Voting rights in the Company, both after the Stock Conversion and after the Bank Conversion, will be vested in the holders of the Common Stock.

      The Bank Conversion.  Immediately following completion of the Stock
      --------------------
Conversion, the Company, as the sole stockholder of the Converted Bank, shall approve the Bank Conversion, whereby the Converted Bank intends to convert from a North Carolina stock savings bank to the Commercial Bank. Under the Plan, the Board of Directors of the Bank has the ability to elect, at any time, not to proceed with or to delay the Bank Conversion.

      The purpose of the Bank Conversion is to provide the Bank with additional operating flexibility and to enhance its ability to provide a full range of banking products and services to its community. Historically, the Bank operated as a traditional savings and loan association, emphasizing the origination of loans secured by single-family residences. Beginning in the early 1980's, the Board of Directors determined that the Bank's market area was not adequately served by the existing financial institutions and there was local demand for commercial real estate, commercial business and consumer loans. As a result, the Board of Directors determined to refocus the Bank's strategy. Pursuant to this strategy, while continuing to pursue its existing business of originating single-family residential mortgage loans, the Bank took advantage of the

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 7

business opportunities identified by the Board of Directors by gradually expanding into commercial real estate, commercial business and consumer lending. In furtherance of this strategy, the Bank recruited experienced commercial real estate, commercial business and consumer lending officers and developed commercial real estate, commercial business and consumer loan products. As a result of these efforts over the years, at September 30, 1996, the Bank had commercial real estate, commercial business and consumer loans totaling $31.2 million, $10.3 million and $37.4 million, respectively, which represented 17.9%, 6.0% and 21.5%, respectively, of total loans. Effectuation of the Bank Conversion will help the Commercial Bank to follow the Bank's current strategy of seeking growth opportunities through increasing its portfolio of commercial real estate, commercial business and consumer loans while continuing to pursue single-family residential mortgage loan origination and mortgage banking activities.

      As with the Stock Conversion, the Bank Conversion will not interrupt the business of the Converted Bank. The Commercial Bank will continue to conduct business in substantially the same manner as that of the Converted Bank prior to the Bank Conversion. Further, the Bank Conversion is expected to allow the Commercial Bank to enhance its ability to structure its banking services to respond to prevailing market conditions. The Commercial Bank will also continue to have its savings accounts insured by the FDIC, although it will be subject to regulation, supervision and examination by the North Carolina Commissioner of Banks (the "Commissioner") rather than the Administrator. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Bank Conversion. All loans of the Converted Bank will remain unchanged and retain their same characteristics in the Commercial Bank immediately following the Bank Conversion.

      Other.  The Plan must be approved by the Administrator and by an
      -----
affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Bank's members called to vote on the Plan. The Bank Conversion is also subject to approval of the Board of Governors of the Federal Reserve System and the Commissioner.

      Immediately prior to the Conversion, the Bank will have a positive net worth determined in accordance with generally accepted accounting principles.

                                    OPINION
                                    -------

      Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 8

  1. The Stock Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to either the Bank or the Converted Bank as a result of the Stock Conversion (see Rev. Rul.
                                                                  ---
       80-105, 1980-1 C.B. 78).

  2. The assets of the Bank will have the same basis in the hands of the Converted Bank as in the hands of the Bank immediately prior to the Stock Conversion (Section 362(b) of the Code).

  3. The holding period of the assets of the Bank to be received by the Converted Bank will include the period during which the assets were held by the Bank prior to the Stock Conversion (Section 1223(2) of the Code).

  4. No gain or loss will be recognized by the Converted Bank upon its receipt of money from the Company in exchange for shares of common stock of the Converted Bank (Section 1032(a) of the Code). The Company will be transferring solely cash to the Converted Bank in exchange for all the outstanding capital stock of the Converted Bank and therefore will not recognize any gain or loss upon such transfer. (Section 351(a) of the Code; see Rev. Rul. 69-357, 1969-1 C.B. 101).
             ---

  5. No gain or loss will be recognized by the Company upon its receipt of money in exchange for shares of the Common Stock (Section 1032(a) of the Code).

  6. No gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members of the Bank upon the issuance to them of deposit accounts in the Converted Bank in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Bank held immediately prior to the Stock Conversion. (Section 1001(a) of the Code; Treas. Reg. (S)1.1001-1(a)).

  7. The tax basis of the savings accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in the Converted Bank received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Bank surrendered in exchange therefor (Section 1012 of the Code).

  8. Each depositor of the Bank will recognize gain upon the receipt of his or her respective interest in the Liquidation Account established by the Converted Bank pursuant to the Plan and the receipt of his or her subscription rights deemed to

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 9

       have been received for federal income tax purposes, but only to the extent of the excess of the combined fair market value of a depositor's interest in such Liquidation Account and subscription rights over the depositor's basis in the former interests in the Bank other than deposit accounts. Persons who subscribe in the Stock Conversion but who are not depositors of the Bank will recognize gain upon the receipt of subscription rights deemed to have been received for federal income tax purposes, but only to the extent of the excess of the fair market value of such subscription rights over such person's former interests in the Bank, if any. Any such gain realized in the Stock Conversion would be subject to immediate recognition.

  9. The basis of each account holder's interest in the Liquidation Account received in the Stock Conversion and to be established by the Converted Bank pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

  10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion. (Rev. Rul. 56-572, 1956-2 C.B.182).

  11. The basis of the shares of Common Stock acquired in the Stock Conversion will be equal to the purchase price of such shares, increased, in the case of such shares acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of the subscription rights exercised (Section 1012 of the Code).

  12. The holding period of the Common Stock acquired in the Stock Conversion pursuant to the exercise of subscription rights will commence on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the Common Stock acquired in the Community Offering will commence on the date following the date on which such stock is purchased (Rev. Rul. 70-598, 1970-2 C.B. 168; Rev. Rul. 66-97, 1966-1
       C.B. 190).

  13. The Bank Conversion will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

  14. The assets of the Converted Bank will have the same basis in the hands of the Commercial Bank as in the hands of the Converted Bank immediately prior to the Bank Conversion (Section 362(b) of the Code).

  15. The holding period of the assets of the Converted Bank to be received by the Commercial Bank will include the period during which the assets were held by the Converted Bank prior to the Bank Conversion (Section 1223(2) of the Code).

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 10

  16. In accordance with recently enacted legislation, Public Law 104-188, the Bank and its successors (including the Converted Bank and the Commercial
       Bank) will no longer be required to account for its tax bad debt reserves as under prior law. The prior law was applied in the following manner:

            Following the Bank Conversion, the Bank will not qualify as a domestic building and loan association under the Code (see Rev.Rul.
                                                                   ---
            90-54, 1990-1 C.B. 344). Accordingly, the Commercial Bank will be required to restate the balance of its tax bad debt reserves as of the first day of its ineligibility year (the year in which the Bank Conversion occurs). (Prop. Treas. Reg. (S) 1.593-12(a)). The excess of the Commercial Bank's actual tax bad debt reserve as of the close of the taxable year immediately preceding its ineligibility year over the restated balance of its tax bad debt reserves must be included in the gross income of the Commercial Bank over six taxable years, beginning with the ineligibility year. (Prop. Treas. Reg. (S) 1.593-13(d)).

       Public Law 104-188 does require the Bank and its successors (including the Converted Bank and the Commercial Bank) to recapture the applicable excess reserves into gross income ratably over a six taxable year period. The applicable excess reserves are the excess, if any, of (1) the balance of its reserves as of the close of its last taxable year beginning before January 1, 1996, over (2) the greater of the balance of (a) its pre-1988 reserves, or (b) what the Commercial Bank's reserves would have been at the close of its last taxable year beginning before January 1, 1996, had the Bank always used the experience method (the six-year average method). Code Section 593(g).

       If the Commercial Bank meets the residential loan requirement for a taxable year beginning in 1996 or 1997, the recapture of applicable excess reserves required to be taken into account will be suspended for the taxable year. The test is made separately to each taxable year and is limited to the first two taxable years beginning after December 31, 1995. Commercial Bank meets the residential loan requirement if loans made during the year are not less than its base amount. Base amount generally is the average of the principal amounts of residential loans made by the Bank during the six most recent tax years beginning before January 1, 1996. Code Section 593(g)(4).

Board of Directors
Home Savings Bank, SSB
January 17, 1997
Page 11

                               SCOPE OF OPINION
                               ----------------

      Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign or other federal tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion subsequent to consummation of the Stock Conversion. Prior to that time, we undertake to update or supplement our opinion in the event of a material change in the federal income tax consequences set forth above and to file such revised opinion as an exhibit to the Registration Statement and the Bank's Application to Convert a Mutual Savings Bank into a Stock Owned Savings Bank filed with the Administrator (the "Stock Conversion Application"). This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                    CONSENTS
                                    --------

      We hereby consent to the filing of this opinion with the Administrator as an exhibit to the Stock Conversion Application filed by the Bank with the Administrator in connection with the Stock Conversion.

      We also hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to our firm in the Prospectus, which is a part of the Registration Statement, under the headings "The Conversion -- Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank -- Tax Effects," "Tax Opinions" and "Legal Opinions."

                                      Very truly yours,

                                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.



                                      By:  /s/ Gary R. Bronstein
                                         ----------------------------------
                                         Gary R. Bronstein